Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-208579) pertaining to the Axsome Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan of our report dated March 24, 2016 (except for the third paragraph of Note 1, as to which the date is August 9, 2016), with respect to the consolidated financial statements of Axsome Therapeutics, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2015.

/s/ Ernst & Young

New York, New York

March 24, 2016, except for the third paragraph of Note 1, as to which the date is August 9, 2016